Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ply Gem Holdings, Inc.:

We consent to the use of our reports dated March 14, 2016, with respect to the consolidated balance sheet of Ply Gem Holdings, Inc. and subsidiaries as of December 31, 2015, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit), and cash flows for the year ended December 31, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Raleigh, North Carolina

August 17, 2016